Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 29, 2022, with respect to the consolidated financial statements of Nexters Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ JSC “KPMG”

Moscow, Russia,

April 29, 2022